UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2010

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

1848 Commercial Street
San Diego, California 92113
 (Address of Principal Executive Offices, Zip Code)

(877) 246-4354
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01   Entry into a Material Definitive Agreement

On February 8, 2010, Helix Wind, Corp., a Nevada corporation (the “Company”), received $185,000 from St. George Investments, LLC, an Illinois limited liability company (the “Investor”), as a result of the execution and delivery of the Amendment to the Note and Warrant Purchase Agreement executed between the parties. Pursuant to such amendment, the second closing was accelerated to occur on or before February 10, 2010.

See the Note and Warrant Purchase Agreement filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 8, 2010 (the “February 2nd 8-K”) for a more detailed description of the transaction between the Company and the Investor.

For all the terms and conditions of the Amendment, reference is hereby made to such document annexed hereto as Exhibit 10.4. All statements made herein concerning the foregoing document are qualified by reference to said Exhibit.

Section 8 – Other Events
Item 8.01 Other Events

Reduction In Work Force

In the first week of February, as part of a cost cutting exercise, the Company took action to reduce its cost while continuing to negotiate long-term funding in support of the business.  The Company reduced the number of its full time employees by eight and hopes that such reduction is temporary until it is able to close a capital raise to sustain the operation and build its infrastructure.  Four employees were terminated and four employees were placed on unpaid leave of absence for up to two months.  In addition, the Company also released three sales representatives that received a nominal salary as well as commissions on sale of products.

Section 9-Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.4
Amendment to Note and Warrant Purchase Agreement, dated as of February 4, 2010, by and between Helix Wind, Corp., a Nevada corporation and St. George Investments, LLC, an Illinois limited liability company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By: /s/ Ian Gardner
Name: Ian Gardner
Title: CEO

Date:  February 10, 2010